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                                                                       EXHIBIT 8




                                 OPINION LETTER
                                       OF
                           COFFIELD UNGARETTI & HARRIS
                              REGARDING TAX MATTERS

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                           COFFIELD UNGARETTI & HARRIS
                         3500 Three First National Plaza
                             Chicago, Illinois 60602
                               Tel: (312) 977-4400
                               Fax: (312) 977-4405


June 26, 1996



CenterPoint Properties Corporation
401 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611

Ladies and Gentlemen:

You have requested our opinion as to whether CenterPoint Properties Corporation, a Maryland corporation (the "Company") is qualified to be taxed as a real estate investment trust ("REIT") under section 856 of the Internal Revenue Code of 1986, as amended (the "Code").

In this connection, we have examined:

a. the amended and restated articles of incorporation, by-laws and organizational documents of the Company;

b. the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 5, 1995, Amendment No. 1 thereto and Post-Effective Amendment No. 1 (the "Registration Statement");

c. the Common Stock Supplement dated June 26, 1996 to be filed with the Securities and Exchange Commission on June 28, 1996 (the "Common Stock Supplement"); and

d. such other documents as we have deemed relevant for the purpose of rendering the opinions set forth herein, including certifications as to certain matters of fact by a responsible officer of the Company (the "Officer's Certificate").

Based upon the foregoing, we are of the opinion that:

1. The Company is organized in conformity with the requirements for qualification as a REIT under the Code.

2. The Company has met the requirements to qualify as a REIT for its taxable years ending prior to the date hereof. If results of operations for its current taxable year and subsequent taxable years are in accordance with expectations

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CenterPoint Properties Corporation
June 26, 1996
Page -2-


     set forth in the Officer's Certificate, the Registration Statement and the Common Stock Supplement, the Company will continue to so qualify.

Our opinion as expressed herein is based upon the Code, applicable Treasury regulations adopted thereunder, reported judicial decisions and rulings of the Internal Revenue Service, all as of the date hereof. It should be noted that whether the Company will qualify as a REIT under the Code in the current taxable year and future taxable years will depend upon whether the Company continues to meet the various qualification tests imposed under the Code through actual annual operating results. We express no opinion as to whether the actual results of the Company's operations for any such taxable year will satisfy such requirements.

We consent to the use of this opinion as an Exhibit to the Registration
Statement.

Very truly yours,



/s/ Coffield Ungaretti & Harris
Coffield Ungaretti & Harris